Exhibit 99.1
Regency Energy Partners Announces Executive Change
DALLAS, September 13, 2010 — Regency Energy Partners LP (Nasdaq: RGNC) (“Regency”) announced today a change in its executive staff. Stephen L. Arata has resigned as executive vice president and chief financial officer. Mr. Arata has accepted a position as chief financial officer of a private energy company.
“Since joining Regency, Stephen has made tremendous contributions to the partnership’s success and growth,” said Byron Kelley, president and chief executive officer of Regency. “His leadership and contributions will long be appreciated, and we wish him well in his new endeavor.”
Regency is considering both internal and external candidates for the position and expects to announce a decision in the near future.
Regency Energy Partners LP (Nasdaq: RGNC) is a growth-oriented, midstream energy partnership engaged in the gathering and processing, contract compression, marketing and transporting of natural gas and natural gas liquids. Regency’s general partner is owned by Energy Transfer Equity, L.P. (NYSE: ETE). For more information, visit the Regency Energy Partners LP Web site at www.regencyenergy.com.
CONTACT:
Investor Relations:
Shannon Ming
Regency Energy Partners
Vice President, Corporate Finance Support & Investor Relations
214-840-5477
ir@regencygas.com
Media Relations:
Lauren Griffin
HCK2 Partners
972-743-8709
lauren.griffin@hck2.com